Innovative Solutions for the Power Industry
For Immediate Release	Contact: James Carswell 760-416-8628

Composite Technology Appoints Acting Chief Operating Officer and Strengthens its Financial Management Team.

IRVINE, CA, January 11, 2005 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC), today announced the appointment of Brian Brittsan as Acting Chief Operating Officer, succeeding C. William Arrington, who has resigned from the positions of Chief Operating Officer and President. Mr. Arrington has been appointed Senior Vice President, Office of the CEO, a new position that will enable him to focus on the strategic marketing of the Company’s products and assist the Chief Executive Officer in his duties and assignments. Mr. Arrington will continue to play a key role in the business of the Company while ceding many of the day to day operational responsibilities to Mr. Brittsan.

Brian Brittsan has considerable experience in managing the introduction of new technology into conservative industry environments. Mr. Brittsan was Founder, President and Secretary of Wellspring International, Inc. for more than five years. During his tenure he oversaw the introduction of a proprietary wireless utility metering technology for the multi-family housing market providing submetering services. He has 15 years experience building early stage and mezzanine level companies, developing and introducing new products, overseeing manufacturing and operations, establishing distribution channels and strategic partnerships. Mr. Brittsan also has expertise in strategy development, mergers and acquisitions, fundraising, operations, finance, product development and sales and marketing in original equipment manufacturing, business-to-business and consumer markets.

Benton Wilcoxon, Chief Executive Officer, welcomed the addition of Mr. Brittsan. “The Company is emerging from its development stage and is poised to enter the market with important commercial sales of its ACCC product family. Mr. Brittsan brings to CTC the skills and discipline needed to manage this new stage of growth and we believe will contribute significant strengths to our management team at a critical time.”

As part of the efforts to continuously improve our management and in preparation for our Sarbanes-Oxley compliance review, the Company has engaged a consultant, W. Bradford Wheatley, to assist Benton H. Wilcoxon in carrying out Mr. Wilcoxon’s responsibilities as Acting Chief Financial Officer. W. Bradford Wheatley is currently retained as a consultant under an arrangement that may convert to full time employment in the event the Company appoints him as the Chief Financial Officer of the Company following a review period.

Mr. Wheatley was the Executive Vice President and Chief Financial Officer of IFC Credit Corporation, a privately held equipment leasing company having assets of approximately $120 million, where he was responsible for all aspects of accounting and financial control.  In addition, he managed all funding operations, including raising subordinated debt and equity capital. Prior to that, Mr. Wheatley was a Managing Director of Third Coast Capital, a venture leasing division of DVI, Inc. His responsibilities included being a member of the Credit Committee evaluating business plans and approving debt investments in venture capital backed emerging growth companies. From 1992 to 1998, Mr. Wheatley was Vice President, Finance at Comdisco, Inc. During those years, Comdisco, a New York Stock Exchange company, was a $4 billion annual revenue global equipment leasing company and a market leader. While at Comdisco, Mr. Wheatley reported directly to the CFO and was responsible for various corporate finance functions. Mr. Wheatley holds a BA degree from Union College, Schenectady, New York and an MBA from the Wharton School of the University of Pennsylvania.

2026 McGaw Avenue, Irvine, California 92614	Tel: 949.428.8500	Fax: 949.660.1533	www.compositetechcorp.com

Innovative Solutions for the Power Industry

“One of the critical needs of the Company is to manage the acquisition the necessary capital equipment through leasing or other financing to enable us to open our new production facilities in the coming months. We wish to do this without excessive drain on our operating capital. Mr. Wheatley has the experience and abilities to facilitate this process,” said Mr. Wilcoxon.

About CTC

CTC is an Irvine, CA-based company providing high performance advanced composite core conductor cables for electric transmission and distribution lines. The proprietary new ACCC cable transmits two times more power than comparably sized conventional cables in use today. ACCC can solve line sag problems, create energy savings through less line losses, has significantly lower electromagnetic fields, and can easily be retrofitted on existing towers to upgrade energy throughput. ACCC cables allow transmission owners, utility companies, and power producers to easily replace transmission lines without modification to the towers using standard installation techniques and equipment, thereby avoiding the deployment of new towers and establishment of new rights-of-way that are costly, time consuming, controversial and may impact the environment. CTC has established strategic relationships with existing cable manufacturers to rapidly expand production and facilitate deployment to end users worldwide. See: www.compositetechcorp.com.

Contact:	Media Contact:	Investor Relations:
James Carswell, Dir. Corp. Development	John Scally	Carl Hymans
Composite Technology Corp.	G. S. Schwartz & Co.	G. S. Schwartz & Co.
760-416-8628	212-725-4500	212-725-4500

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the “Reform Act”). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to CTC. However, actual events or results may differ from Composite Technology Corporation's (CTC) expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, or CTC’s ability to manage growth. Other risk factors attributable to CTC's business segment may affect the actual results achieved by CTC and are included in CTC’s Annual Report filed with the Commissioner on Form 10KSB for fiscal year ended September 30, 2004.

2026 McGaw Avenue, Irvine, California 92614	Tel: 949.428.8500	Fax: 949.660.1533	www.compositetechcorp.com